CCG Investor Relations
Crocker Coulson, President
Tel:   +1-646-213-1915
Email: crocker.coulson@ccgir.com

Orient Paper, Inc.
Winston Yen, CFO
Phone: +1-562-818-3817
Email: info@orientpaperinc.com

For Immediate Release

Orient Paper Announces Results of 2011 Annual Meeting of Shareholders

BAODING, Hebei, China – August 30, 2011, Orient Paper, Inc. (AMEX: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in northern China, today announced the results of the Company’s 2011 Annual Meeting of Shareholders (the “Annual Meeting”), which was held on August 28, 2011, in Beijing, PRC.

At the Annual Meeting, stockholders elected directors Mr. Drew Bernstein and Mr. Wenbing Christopher Wang in Class I to serve on the Board of Directors of the Company, with such Class I directors to serve until the 2013 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified or until his earlier resignation, removal or death.

Orient Paper’s shareholders also approved the following proposals:

▪	Appointment of BDO Limited as the Company’s independent registered public accounting firm for the year ending December 31, 2011
▪	Approved the 2011 Incentive Stock Plan
▪	Approval of the compensation, through non-binding vote, disclosed in the Proxy Statement of Orient Paper’s executive officers, who are named in the Proxy Statement’s Summary Compensation Table
▪	Approved, by non-binding vote, the executive compensation votes to be conducted every three years

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

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